UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

PLUMAS BANCORP
(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5525 Kietzke Lane, Suite 100, Reno, Nevada	89511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 786-0907

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PLBC	NASDAQ Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2021, Plumas Bancorp (the “Company”) and its subsidiary, Plumas Bank (the “Bank’) entered into an Employment Agreement (the “Employment Agreement”) with Andrew J. Ryback, who is the President and Chief Executive Officer of the Company and the Bank. The Employment Agreement has a term of three years and after three years will automatically renew each year unless either party elects to terminate it prior to renewal.

The Employment Agreement provides that Mr. Ryback will continue to serve as the President and Chief Executive Officer of the Company and the Bank and will receive an annual base salary of $382,000, subject to annual review. He will have the opportunity to earn an annual bonus and will participate in any annual incentive compensation program established by the Company’s board of directors, the Company’s equity incentive plans and such other benefit programs of the Company and the Bank available to executive employees generally. He will receive an automobile allowance or use of a car leased by the Company.

If Mr. Ryback’s employment is terminated without “Cause” or if he terminates his employment for “Good Reason” (in each case, as defined in the Employment Agreement), then he will be entitled to receive payments equal to one and a half (1.5) times his annual base salary and reimbursement of COBRA expenses for up to 18 months. If Mr. Ryback’s employment is terminated for Cause or for his death or disability, he will not be entitled to any severance compensation.

If Mr. Ryback’s employment is terminated without Cause or if Mr. Ryback terminates his employment for Good Reason six months before or 24 months after a “Change of Control” (as defined in the Employment Agreement), he will be entitled to receive the following severance compensation in lieu of other severance benefits under the Employment Agreement: (1) two and a half (2.5) times his annual base salary, (2) his bonus for the year prior to his termination if not previously paid, (3) a prorated portion of his target bonus for the year in which his termination occurs, based on the number of months elapsed prior to his termination, and (4) reimbursement of up to 18 months of COBRA premiums. If, as a result of a Change in Control, Mr. Ryback becomes entitled to any payments that are determined to be subject to Internal Revenue Code Section 280G, then his benefits will be equal to the greater of (1) his benefit under the Employment Agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (2) his benefit under the Employment Agreement after taking into account the amount of the excise tax imposed under Internal Revenue Code Section 280G due to the benefit payment.

Receipt of the severance benefits is conditioned on Mr. Ryback releasing the Company and its affiliates from all legal claims. In addition, Mr. Ryback agrees to protect the Company’s trade secrets and confidential information and, for a period of 18 months following his termination, that he will not induce employees to leave the Company’s employment or use confidential information to solicit the Company’s customers.

In addition, any incentive compensation paid to Mr. Ryback is subject to potential clawback as required by any applicable law, government regulation, stock exchange listing requirement or the Company’s policies adopted pursuant to such laws or requirements.

The foregoing description of the Employment Agreement is not intended to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1          Employment Agreement by and among Andrew Ryback, Plumas Bancorp and Plumas Bank dated as of December 16, 2021

104          Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plumas Bancorp (Registrant)

December 17, 2021	By:	/s/ Richard L. Belstock

Name: Richard L. Belstock Title: Chief Financial Officer

EXHIBIT INDEX

Number       Description
10.1             Employment Agreement by and among Andrew Ryback, Plumas Bancorp and Plumas Bank dated as of December 16, 2021
104              Cover Page Interactive Data File